Exhibit 1

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

17 July 2023

MICHAEL HAWKER TO LEAVE WESTPAC BOARD

Westpac Banking Corporation (Westpac) has today announced that Michael (Mike) Hawker AM has decided to step down from the Board as an independent Non-executive Director, effective from 15 July 2023.

Mr. Hawker joined the Board in December 2020 and in that time served on various Committees, including the Board Technology, Risk, Nominations & Governance and Legal, Regulatory & Compliance Committees.

Westpac Chairman, John McFarlane said, "On behalf of the Board I would like to thank Mike for his contribution to Westpac. I've worked with Mike for many years including at Aviva and Citi and have always valued the insights and integrity he has brought to every conversation."

Mr. Hawker said, "I am thankful for the opportunity to sit on the Westpac Board and wish the company every success for the future."

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141